                                                                      EXHIBIT 12

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)



                                                                                                                Nine
                                                                                                                Months
                                                                Year Ended December 31,                         Ended
                                                ----------------------------------------------------------   September 30,
                                                  1991        1992         1993         1994         1995        1996
                                                -------    --------     --------     --------      -------     --------
Earnings (loss) before income taxes
 and extraordinary loss....................     $ 3,716    $ (8,947)    $ (8,182)    $ (3,414)    $ (2,500)    $ (2,384)

Add: fixed charges as defined
  One-third of rents(a)....................       1,448       1,471        1,476        1,585        2,030        1,867
  Interest expense.........................       1,203      11,623       12,250       11,831       11,807        9,618
  Amortization of financing fees...........          50         598          628          615          801          561
                                                -------    --------     --------     --------      -------     --------
Total fixed charges........................     $ 2,701    $ 13,692     $ 14,354     $ 14,031     $ 14,638     $ 12,046
                                                -------    --------     --------     --------      -------     --------
  Total earnings before fixed
    charges................................     $ 6,417    $  4,745     $  6,172     $ 10,617     $ 12,138     $  9,662
                                                =======    ========     ========     ========      =======     ========

Ratios of earnings to fixed charges........         2.4x       -   (b)      -   (b)      -   (b)      -   (b)      -   (b)
Ratios of earnings to fixed charges --
 pro forma..................................                                                          -   (c)      -   (c)
                                                =======    ========     ========     ========      =======     ========

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(a) Estimated by management as being representative of the interest factor relating to rental expense.
(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 1992, 1993, 1994 and 1995, and for the nine months ended September 30, 1996 by $8,947, $8,182, $3,414, $2,500, and $2,384,
    respectively.
(c) On a pro forma basis, earnings were insufficient to cover fixed charges by $3,380 for the year ended December 31, 1995 and by $2,784 for the nine months ended September 30, 1996.